Exhibit (i)(2)
[SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD]
April 24, 2009
Board of Trustees
MLIG Variable Insurance Trust
1700 Merrill Lynch Drive
Pennington, NJ 08534
          RE: MLIG Variable Insurance Trust
Trustees:
     We hereby consent to the reference to our name under the captions “Legal Counsel” in the prospectuses and in the statement of additional information filed as part of post-effective amendment No. 14 to the registration statement on Form N-1A for MLIG Variable Insurance Trust (File No.333-83074). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Sincerely,
SUTHERLAND ASBILL & BRENNAN LLP
By: /s/ Marguerite C. Bateman
Marguerite C. Bateman